                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Jones Lang LaSalle Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        Jones Lang LaSalle Incorporated
                            200 East Randolph Drive
                            Chicago, Illinois 60601

                   [LOGO OF JONES LANG LASALLE APPEARS HERE]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      and
                                PROXY STATEMENT

                               ----------------

                                                                  April 2, 1999

Dear Stockholder:

   I would like to invite you to attend our 1999 annual meeting of stockholders, which will be held on Monday, May 3, 1999, beginning at 1:00 p.m., local time, at the Mark Hopkins Inter-Continental Hotel, 1 Nob Hill, San Francisco, California.

   The formal notice of the annual meeting and the proxy statement can be found on the following pages. A copy of our 1998 annual report is enclosed for your review. Also enclosed is a proxy card and a postage-paid return envelope.

   To be sure that your shares will be voted at the meeting, please complete and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendation of the Board of Directors, in which event merely executing and returning the proxy card will be sufficient.

   I hope that you will be able to attend the annual meeting. If you do, you may vote your shares in person even though you have returned a proxy.

                                       [SIGNATURE OF STUART L. SCOTT APPEARS
                                       HERE]
                                       Stuart L. Scott
                                       Chairman and Chief Executive Officer

                        Jones Lang LaSalle Incorporated
                            200 East Randolph Drive
                            Chicago, Illinois 60601

                   [LOGO OF JONES LANG LASALLE APPEARS HERE]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 3, 1999

                               ----------------

   The annual meeting of stockholders of Jones Lang LaSalle Incorporated will be held on Monday, May 3, 1999, at 1:00 p.m., local time, at the Mark Hopkins Inter-Continental Hotel, 1 Nob Hill, San Francisco, California, for the following purposes:

  1. To elect ten Directors, two to serve until the 2001 annual meeting of stockholders and until their successors are elected and qualify, five to serve until the 2002 annual meeting of stockholders and until their successors are elected and qualify, and three to serve until the 2000 annual meeting of stockholders and until their successors are elected and qualify;

  2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   The Board of Directors has fixed the close of business on March 15, 1999 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting.

                                          By Order of the Board of Directors

                                          [SIGNATURE OF WILLIAM E. SULLIVAN
                                          APPEARS HERE]
                                          William E. Sullivan
                                          Secretary

Chicago, Illinois
April 2, 1999

   ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                        Jones Lang LaSalle Incorporated
                            200 East Randolph Drive
                            Chicago, Illinois 60601

[LOGO OF JONES LANG LASALLE APPEARS HERE]

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Stockholders
                            To Be Held May 3, 1999

                                 INTRODUCTION

   This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Jones Lang LaSalle Incorporated, a Maryland corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held on Monday, May 3, 1999, at 1:00 p.m., local time, at the Mark Hopkins Inter-Continental Hotel, 1 Nob Hill, San Francisco, California, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

   The Company expects to first send this Proxy Statement and the enclosed form of proxy to stockholders on or about April 2, 1999.

                                 ANNUAL REPORT

   The Annual Report of the Company for the year ended December 31, 1998, including financial statements audited by KPMG LLP, independent auditors, and their report thereon dated February 15, 1999, is being mailed together with this Proxy Statement to each of the Company's stockholders of record at the close of business on March 15, 1999 (the "Record Date"). A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, for the year ended December 31, 1998 will be provided to you free of charge if you request it from Jones Lang LaSalle Incorporated,
Attention: Investor Relations Department, 200 East Randolph Drive, Chicago, Illinois 60601, telephone: (312) 228-2430.

                               VOTING OF PROXIES

   Only stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by stockholders and is entitled to vote for as many persons as there are Directors to be elected. There were 30,558,432 shares of Common Stock outstanding on the Record Date held by approximately 3,000 beneficial owners.

   Directors will be elected by a plurality of the votes cast at the Annual Meeting. There is no cumulative voting for Directors. The affirmative vote of a majority of the total number of votes cast by holders of Common Stock entitled to vote at the Annual Meeting will be necessary to ratify the appointment of KPMG LLP as the Company's independent auditors for 1999.

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented in person or by properly executed proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, in determining whether the election of directors and the ratification of KPMG LLP have received the requisite number of affirmative votes, abstentions will have no effect on the voting on such proposals.

   Each valid proxy returned to the Company will be voted at the Annual Meeting as indicated on the proxy or, if no indication is made with respect to a proposal, in accordance with the recommendations of the Board set forth in this Proxy Statement. The Company does not know of any matters to be presented at the Annual Meeting other than the proposals referred to on the proxies and described in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting, the persons named on the enclosed form of proxy intend to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted them in the proxies.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company. Notice of revocation or subsequent proxy should be sent to Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting. Facsimiles will not be accepted.

                            STOCKHOLDER AGREEMENTS

   In connection with the acquisition of the property and asset management, advisory and other real estate businesses operated by a series of partnerships and corporations in Europe, Asia, Australia, North America and New Zealand under the name "Jones Lang Wootton" or "JLW" (the "JLW Companies"), each former beneficial owner of the JLW Companies (the "JLW Shareholders") entered into a separate stockholder agreement ("Stockholder Agreement") with the Company. In addition, in the cases where a JLW Shareholder is not a natural person, the employee of the JLW Companies who owns or holds an interest in such JLW Shareholder (a "Related JLW Owner") entered into a Stockholder Agreement along with such JLW Shareholder. Unless otherwise agreed, the term of such Stockholder Agreements commenced upon the closing of the acquisition of the JLW Companies (the "Closing") and will terminate on the earlier of (i) the first business day immediately following the fifth annual meeting of stockholders following March 11, 1999, or (ii) June 1, 2003 (the "Transition Period").

   Pursuant to the Stockholder Agreements, each JLW Shareholder and Related JLW Owner has, among other things, agreed (i) to standstill covenants and covenants restricting activities affecting the management and corporate control of the Company, and (ii) to vote all shares of Common Stock owned by such JLW Shareholder and Related JLW Owner in favor of persons nominated by the Board and in accordance with the recommendation of the Board on stockholder proposals and matters involving a sale or merger of the Company which such board has recommended against approving.

   Each former LaSalle Partners employee stockholder who is a former partner of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership, two affiliated employee partnerships which held approximately 7 million of the Company's shares, has entered into a stockholder agreement (a "DEL Stockholder Agreement") that contains all the stockholder covenants and voting provisions contained in the Stockholder Agreements.

   As a result of the Stockholder Agreements and DEL Stockholder Agreements, as long as persons who are parties or otherwise subject to such agreements own or control a majority of the issued and outstanding shares of Common Stock entitled to vote, all director nominees of the Board will be elected, all sale or merger transactions opposed by the Board will not be approved and all stockholder proposals will be decided in accordance with the Board's recommendation. Approximately 69% of the outstanding Common Stock is currently owned by employees of the Company who are subject to the Stockholder Agreements and the DEL Stockholder Agreements.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   Ten Directors are to be elected at the Annual Meeting, which constitutes two of the Class I Directors, all of the Class II Directors and three of the Class III Directors. Class I Directors will serve two-year terms until the Company's annual meeting of stockholders in 2001, Class II Directors will serve three-year terms until the Company's annual meeting of stockholders in 2002 and Class III Directors will serve one year terms until the Company's annual meeting of Stockholders in 2000, and in each case until their respective successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal.

   Pursuant to the purchase agreements relating to the acquisition of the JLW Companies (the "Purchase Agreements"), during the Transition Period, the Board will be composed of 14 directors. In connection with the Closing, seven of such directors (the "LaSalle Partners Directors") were designated by the Company and seven of such directors (the "JLW Directors") were designated by the JLW Companies. Four of the LaSalle Partners Directors (the "LaSalle Partners Employee Directors") were executive officers of the Company prior to the Closing and four of the JLW Directors (the "JLW Employee Directors") were executive officers of the JLW Companies prior to the Closing. The three remaining LaSalle Partners Directors (the "LaSalle Partners Independent Directors") and JLW Directors (the "JLW Independent Directors"), respectively, are required to be independent during the Transition Period. As of the Closing, Mr. Stuart L. Scott, Mr. Robert C. Spoerri, Mr. M.G. Rose and Mr. Daniel W. Cummings were named the initial LaSalle Partners Employee Directors. Mr. Spoerri will be retiring from the Board effective upon the election of his successor at the Annual Meeting and retiring as an officer of the Company on May 3, 1999. He will serve as a senior advisor to the Company until the end of 1999. Mr. Earl Webb has been nominated, in accordance with the bylaws of the Company, as amended (the "Amended Bylaws"), for election to the Board as a Class I Director to replace Mr. Spoerri. Mr. Webb will also become Chief Executive Officer of the Americas on May 3, 1999. Mr. Darryl Hartley-Leonard, Mr. Thomas C. Theobald and Mr. John R. Walter were named the initial LaSalle Partners Independent Directors. Mr. Christopher A. Peacock, Mr. Michael J. Smith, Mr. Peter H.T. Lee and Mr. Clive J. Pickford were named the initial JLW Employee Directors. Professor Henri-Claude de Bettignies, Mr. Derek A. Higgs and Dr. David K.P. Li were named the initial JLW Independent Directors.

   During the Transition Period, the LaSalle Partners Employee Directors in office from time to time, together with two or more LaSalle Partners Independent Directors selected by such LaSalle Partners Employee Directors, will constitute a nominating committee (the "LaSalle Partners Nominating Committee") with the powers and duties delegated to such committee in the Amended Bylaws, and the JLW Employee Directors in office from time to time, together with two or more JLW Independent Directors selected by such JLW Employee Directors will constitute a nominating committee (the "JLW Nominating Committee") with the powers and duties delegated to such committee in the Amended Bylaws. Except as otherwise set forth in the Amended Bylaws, the LaSalle Partners Nominating Committee and the JLW Nominating Committee (collectively, the "Nominating Committees") will exercise all power and authority of the Board with respect to the designation of persons as the nominees of the Board for election to, or designating persons to fill vacancies on, the Board. Any director elected by the Board to replace any JLW Director must be nominated by the JLW Nominating Committee, and any director elected by the Board to replace any LaSalle Partners Director must be nominated by the LaSalle Partners Nominating Committee.

   During the Transition Period, prior to each meeting of the stockholders of the Company at which the term of office of any LaSalle Partners Director is expiring or at which any replacement for a LaSalle Partners Director is to be elected, the LaSalle Partners Nominating Committee may designate a nominee for election to such position (which designee must be reasonably acceptable to the JLW Nominating Committee), and prior to each meeting of the stockholders of the Company at which the term of office of any JLW Director is expiring or at which any replacement for a JLW Director is to be elected, the JLW Nominating Committee may designate a nominee for election to such position (which designee must be reasonably acceptable to the LaSalle Partners Nominating Committee). At all times during the Transition Period, at least three LaSalle Partners Directors and at least three JLW Directors must be Independent Directors and at least one JLW Independent Director must have his primary place of business and residence outside of the United Kingdom.

   Approximately 69% of the Common Stock issued and outstanding immediately after the acquisition of the JLW Companies was held by employees of the Company who are bound by the Stockholder Agreements and DEL Stockholder Agreements. As long as holders of a majority of the issued and outstanding shares of Common Stock continue to be bound by such agreements, persons nominated by the Nominating Committees will be elected to the Board.

   Each valid proxy returned to the Company will be voted at the Annual Meeting for the ten nominees listed below, unless the proxy specifies otherwise. The Board recommends that stockholders vote for the election of each of the ten nominees listed below. Biographical information for each of the nominees is set forth under the caption "Management."

                                   Nominees

                                    Class I

                          Henri-Claude de Bettignies
                                 Earl E. Webb

                                   Class II

                                 David K.P. Li
                            Christopher A. Peacock
                               Clive J. Pickford
                                Stuart L. Scott
                                John R. Walter

                                   Class III

                                Peter H. T. Lee
                                Derek A. Higgs
                               Michael J. Smith

   While the Board does not anticipate that any of the nominees will be unable to stand for election as a Director at the Annual Meeting, if that is the case, proxies will be voted in favor of such person or persons designated by the Board.

                                  MANAGEMENT

Directors and Executive Officers

   The Company's Articles of Incorporation, as amended, provide for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. The Board currently consists of four Class I Directors (Messrs. Cummings, de Bettignies, Hartley-Leonard and Spoerri), five Class II Directors (Messrs. Scott, Peacock, Li, Pickford and Walter) and five Class III Directors (Messrs. Smith, Higgs, Lee, Rose and Theobald). At each annual meeting of stockholders, a class of Directors is elected for a three-year term to succeed the Directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor Directors at the annual meetings of stockholders held during the calendar years 2001, 2002 and 2000, respectively.

   The following table sets forth certain information with respect to the Directors, the Director nominee and executive officers of the Company. The Company currently has a fourteen member Board which includes six Directors who are not employed by the Company and its subsidiaries.

       Name                  Age                       Position
       ----                  ---                       --------
   Stuart L. Scott.........   60 Chairman of the Board of Directors, Chief
                                 Executive Officer and Director
   Christopher A. Peacock..   53 President, Deputy Chief Executive Officer,
                                 Chief Operating Officer and Director
   Michael J. Smith........   58 Deputy Chairman and Director
   Daniel W. Cummings......   45 Co-Chief Executive Officer of LaSalle
                                 Investment Management and Director
   Peter H. T. Lee.........   52 Chairman of Hong Kong and Director
   Clive J. Pickford.......   53 Chairman of Europe and Director
   M.G. Rose...............   59 Chief Executive Officer of Global Services
                                 Management and Director
   Robert C. Spoerri.......   50 Co-Chief Executive Officer of the Americas and
                                 Director
   Earl E. Webb............   42 Co-Chief Executive Officer of the Americas and
                                 Director Nominee
   Henri-Claude de            60 Director
    Bettignies.............
   Darryl Hartley-Leonard..   53 Director
   Derek A. Higgs..........   54 Director
   David K.P. Li...........   60 Director
   Thomas C. Theobald......   61 Director
   John R. Walter..........   52 Director
   Peter Barge.............   48 Chief Executive Officer of Jones Lang LaSalle Hotels
   Christopher M. G. Brown.   52 Chairman of Asia
   Gerard A. Kipling.......   46 Chief Executive Officer of Asia
   Peter J. Mantle.........   52 Managing Director of England
   John G. Minks...........   43 Chief Executive Officer of Global Client Services
   Vivian I. Mumaw.........   35 Senior Vice President and Director of Reporting
   Robert S. Orr...........   39 Chief Executive Officer of Europe
   William E. Sullivan.....   44 Executive Vice President, Chief Financial
                                 Officer and Secretary
   Lynn C. Thurber.........   51 Co-Chief Executive Officer of LaSalle
                                 Investment Management
   Kenneth Winterschladen..   54 Chief Executive Officer of Australasia

   The following is a biographical summary of the experience of the Directors, the Director Nominee and executive officers of the Company.

   Stuart L. Scott. Mr. Scott has been Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company since its incorporation in April 1997 and a member of the Company's Management Executive Committee since March 1999. Previously, he was Chief Executive Officer and Chairman of the Management Committee of LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership (the "Predecessor Partnerships") from December 1992 until 1997. Prior to December 1992, Mr. Scott was President of the Predecessor Partnerships for more than 15 years and Co-Chairman of the Management Committee from January 1990 to December 1992. Mr. Scott originally joined the Company in 1973. He is a member of the boards of directors of Hartmarx Corporation, a clothing manufacturing company, and LaSalle Hotel Properties, a REIT which is advised by a subsidiary of the Company. He holds a B.A. from Hamilton College and a J.D. from Northwestern University.

   Christopher A. Peacock. Mr. Peacock has been the President, Deputy Chief Executive Officer, Chief Operating Officer, Chairman of the Company's Management Executive Committee and a Director of the Company since March 1999. Mr. Peacock was International Chief Executive Officer of the JLW Companies from September 1997 through March 1999, having previously been the European Chief Executive Officer since June 1996. From November 1992 to June 1996, Mr. Peacock served concurrently as Managing Partner for the Continent of Europe and as Chairman of Leasing and Agency in England. He became a member of the JLW Companies' Executive Board for the Continent of Europe in June 1985. Mr. Peacock originally joined JLW England as an employee in 1972 and was made a partner in 1974. Mr. Peacock is a Fellow of the Royal Institution of Chartered Surveyors and a board member of The British Council of Offices. He was educated at Wellington College, Berkshire, England.

   Michael J. Smith. Mr. Smith has been the Deputy Chairman and a Director of the Company since March 1999. Mr. Smith was the International Chairman of the JLW Companies from October 1997 through March 1999. From May 1995 to October 1997, Mr. Smith was Chairman and Chief Executive Officer of the JLW Companies in Australasia and Joint Chairman of the JLW Companies in the Asia-Pacific region. He became a member of the Executive Board of the JLW Companies in Australasia in 1990 and served as Chairman of JLW Advisory Services Pty Ltd. from January 1994 to May 1995. From January 1990 to December 1994, Mr. Smith was Joint Managing Director of the JLW Company in Victoria, Australia. He is a Fellow of the Australian Property Institute and of the Australian Institute of Company Directors.

   Daniel W. Cummings. Mr. Cummings has been Co-Chief Executive Officer of LaSalle Investment Management, the Company's investment management business, since March 1999 and a Director of the Company since its incorporation. From April 1997 until March 1999, he was Co-President of LaSalle Advisors Capital Management, Inc. (now known as LaSalle Investment Management, Inc.), an operating subsidiary of the Company. Mr. Cummings was a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, from November 1994 through December 1997. From January 1992 to November 1994, Mr. Cummings was a Managing Director--Portfolio Management of LaSalle Advisors Limited Partnership. Mr. Cummings originally joined the Company in 1979. He holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

   Peter H. T. Lee. Mr. Lee has been Chairman of Hong Kong and a Director of the Company since March 1999. Mr. Lee previously was the Chairman of the JLW Companies in Asia and the Joint-Chairman of the JLW Companies in the Asia-Pacific region from April 1995 to March 1999. He was appointed to the JLW Companies' Executive Committee in Hong Kong and Asia in 1994. Mr. Lee originally joined the JLW Companies in 1977 as Marketing Executive in the Commercial Agency Department of the JLW Companies' offices in Hong Kong.

   Clive J. Pickford. Mr. Pickford has been Chairman of Europe and a Director of the Company since March 1999. Previously, Mr. Pickford was Chairman of JLW England and European Chairman of the JLW Companies from January 1991 to March 1999 and from January 1993 to March 1999, respectively. He joined JLW England as an employee in 1963. In addition, he has served as Chairman of the JLW Companies' European Retail Division since January 1998. From January 1994 to December 1997, Mr. Pickford was Chairman of the JLW Companies' European Hotels Division. Mr. Pickford is a non-Executive Director of the United Kingdom Atomic Energy Authority and a Fellow of the Royal Institution of Chartered Surveyors.

   M.G. Rose. Mr. Rose has been Chief Executive Officer of Global Services Management and a member of the Company's Management Executive Committee since March 1999 and a Director of the Company since its incorporation. He was President, Tenant Representation Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of the Company, from April 1997 until March 1999. Mr. Rose was a Managing Director and President of the Tenant Representation Group of the Predecessor Partnerships beginning in September 1983. He originally joined the Company in 1978. Mr. Rose holds a mechanical engineering degree from the University of Cincinnati.

   Robert C. Spoerri. Mr. Spoerri will be retiring from his current positions of Co-Chief Executive Officer of the Americas and a Director of the Company on May 3, 1999. Mr. Spoerri was President and Chief Operating Officer of the Company from its incorporation until March 1999 and was Chief Operating Officer and Vice-Chairman of the Management Committee of the Predecessor Partnerships from January 1994 until 1997. Mr. Spoerri was a Co-Director of the Asset Management Group of the Predecessor Partnerships from January 1990 to December 1993 and the Director of the Property Management and Leasing Group of the Predecessor Partnerships from January 1980 to December 1989. Mr. Spoerri originally joined the Company in 1977. He holds a B.S. from Indiana University and an M.B.A. from Harvard University.

   Earl E. Webb. Mr. Webb will become Chief Executive Officer of the Americas on May 3, 1999 and has been Co-Chief Executive Officer of the Americas and a member of the Company's Management Executive Committee since March 1999. Prior thereto, Mr. Webb was Chief Executive Officer of North American Financial and Corporate Services. Mr. Webb was a Director of the Company from its incorporation until March 1999 and is a nominee for election as a Class I Director. From April 1997 until March 1999, he was Managing Director, Investment Banking Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of the Company. Mr. Webb was Managing Director of the Investment Banking Division of the Predecessor Partnerships from January 1995 until 1997. From January 1992 to January 1995, Mr. Webb was a Senior Vice-President of the Predecessor Partnerships. Mr. Webb originally joined the Company in 1985. Mr. Webb is a director of Players International Inc., a multi-jurisdictional gaming company. He holds a B.S. from the University of Virginia and an M.M. from Northwestern University.

   Henri-Claude de Bettignies. Professor de Bettignies has been a Director of the Company since March 1999. Professor de Bettignies joined the European Institute of Business Administration, Fontainebleau, France ("INSEAD") in 1967 as an Assistant Professor and became a Full Professor in 1975. Since 1988, he has held a joint professorship at the Stanford University Graduate School of Business. Professor de Bettignies started and developed INSEAD's activities in Japan and the Asia Pacific region which led to the creation in 1980 of the Euro-Asia Centre, of which he was the Director General until 1988. At INSEAD and Stanford, he teaches courses on international management, ethics and Japan and the Asia Pacific region. He has created and directs several executive programs organized in Asia and Europe, including AVIRA, a program for CEOs held in Europe, the United States and Asia. He serves as a consultant to a number of major organizations and has published five books and over 50 articles in business and professional journals. Professor de Bettignies was educated at the Sorbonne (Licence es Lettres), the Catholic University of Paris (EPP) and the Harvard Business School (ITP).

   Darryl Hartley-Leonard. Mr. Hartley-Leonard has been a Director of the Company since the closing of the initial public offering in July 1997. He is Chairman and Chief Executive Officer of PGI, an event production agency, Chairman and Partner of Metropolitan Hotel Corporation, a hotel company in the long-term stay/suite hotel business directed at the upscale market, and a founding partner of H-LK Partners, a hotel development and management company. Mr. Hartley-Leonard retired as Chairman of the Board of Hyatt Hotels Corporation ("Hyatt") after a 32 year career with Hyatt and its diversified affiliates. From 1994 to 1996, he served as Chairman of the Board of Directors of Hyatt, and from 1986 to 1994, he served as Chief Executive Officer/Chief

Operating Officer of Hyatt. Mr. Hartley-Leonard also serves on the boards of directors of LaSalle Hotel Properties, a REIT advised by a subsidiary of the Company, Brookdale Living Communities, Inc., a provider of senior and assisted living services, and The United States Committee for UNICEF. Mr. Hartley-Leonard holds a B.A. degree from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

   Derek A. Higgs. Mr. Higgs has been a Director of the Company since March 1999. Mr. Higgs has been Chairman of Prudential Portfolio Managers Limited and a Director of Prudential Corporation plc since January 1996. He was employed by S.G. Warburg & Co. Ltd. from 1972 until 1996, serving as a Director beginning in 1979, Head of Global Corporate Finance beginning in 1986 and Chairman beginning in 1994. Mr. Higgs is a member of the Financial Reporting Council of the UK, Deputy Chairman of the Institutional Fund Managers Association and a Trustee of The Architecture Foundation. He is a Chartered Accountant and holds a Bachelor of Arts degree from the University of Bristol.

   David K.P. Li. Dr. Li has been a Director of the Company since March 1999. Dr. Li is the Chairman and Chief Executive Officer of The Bank of East Asia, Limited, a bank headquartered in Hong Kong. Dr. Li joined The Bank of East Asia, Limited in 1969 and was elected Chief Executive Officer in 1981, Deputy Chairman in 1995 and Chairman in 1997. He is a director of The Bank of East Asia, Limited, Dow Jones & Company, Inc., Campbell Soup Company, Hong Kong Telecommunications Limited, The Hong Kong & China Gas Company Limited, Sime Darby Berhad, South China Morning Post (Holdings) Limited and Atlas Air, Inc. Dr. Li holds an M.A. in Economics and Law and an honorary degree of Doctor of Law from The University of Cambridge.

   Thomas C. Theobald. Mr. Theobald has been a Director of the Company since the closing of the initial public offering in July 1997. Mr. Theobald has served as a Managing Director at William Blair Capital Partners since September 1994. From July 1987 to August 1994, Mr. Theobald was Chairman of Continental Bank Corporation. He currently serves on the boards of directors of Xerox Corporation, a manufacturer of document processing products and systems, Anixter International, a supplier of electrical apparatus and equipment, Stein Roe Funds, a mutual fund group, LaSalle U.S. Realty Income & Growth Fund, Inc., a REIT, the MONY Group, a life insurance company, Flexi International Software, Inc., an enterprise software supplier, and the MacArthur Foundation. Mr. Theobald holds an A.B. degree from the College of the Holy Cross and an M.B.A. degree from Harvard University.

   John R. Walter. Mr. Walter has been a Director of the Company since September 1997. Mr. Walter is the retired President and Chief Operating Officer of AT&T Corporation (November 1996 through July 1997). Prior thereto, Mr. Walter worked for R.R. Donnelley & Sons Company for 27 years, serving as Chairman and Chief Executive Officer from 1989 to October 1996 and as President from 1987 to 1991. He serves as a director of Abbott Laboratories, Celestica, Inc., Manpower, Inc. and Deere & Company. Mr. Walter is a member of the International Advisory Council, Singapore Economic Development Board, and a trustee of the Chicago Symphony Orchestra and Northwestern University. He holds a B.S. from Miami University of Ohio.

   Peter Barge. Mr. Barge has been Chief Executive Officer of Jones Lang LaSalle Hotels and a member of the Company's Management Executive Committee since March 1999. Previously, Mr. Barge was Chief Executive Officer of JLW TransAct, the JLW Companies' hotel business. Before the investment by the JLW Companies in TransAct Hotel & Tourism Property Limited, Mr. Barge held various positions with that company. Prior thereto, Mr. Barge served as "Lecturer in Charge" of all hotel and tourism programs at Australia's pre-eminent school of Food and Hotel Administration in Adelaid, South Australia and worked in hotel management and tourism consulting.

   Christopher M. G. Brown. Mr. Brown has been Chairman of Asia and a member of the Company's Management Executive Committee since March 1999. From 1995 to March 1999, Mr. Brown was Chairman of JLW Singapore. Mr. Brown joined the JLW Companies in 1969 in the Sydney office and rejoined the firm in 1975 after working for another real estate company for three years. He held a number of positions with the JLW Companies in Australia and Asia. Prior to joining Jones Lang Wootton, Mr. Brown worked in the Premises Department of the London Borough of Lewisham and the Estates Department of the City of Leicester.

   Gerard A. Kipling. Mr. Kipling has been Chief Executive Officer of Asia and a member of the Company's Management Executive Committee since March 1999. Additionally, he is Managing Director of Hong Kong. Previously, he served on the International Board of the JLW Companies and was Chairman of the Executive and Professional Services divisions. Mr. Kipling joined the JLW Companies in 1978 and held a number of positions with them in London and Asia. Prior to that time, he worked for the Greater London Council.

   Peter J. Mantle. Mr. Mantle has been Managing Director of England and a member of the Company's Management Executive Committee since March 1999. From 1995 to March 1999, he was Managing Partner of JLW England. Prior thereto, Mr. Mantle served as Lead Partner of the firm's Agency Division in England. Mr. Mantle joined the JLW Companies in 1968 and held a number of positions with them. Mr. Mantle is an Associate of the Royal Institution of Chartered Surveyors and a European Board Member of the International Association of Corporate Real Estate Executives.

   John G. Minks. Mr. Minks has been Chief Executive Officer of Global Client Services and a member of the Company's Management Executive Committee since March 1999. Previously, he was a Managing Director and head of the Client Services Group of the Company since its incorporation and of the Predecessor Partnerships since April 1996, and prior to that was a Vice President in the Client Services Group. Prior to joining the Company in 1992, Mr. Minks was a Vice President of Smith Barney's Corporate Finance Group. Before that, he was a Manager at Touche Ross Management Consulting. Mr. Minks holds a B.A. in economics from Stanford University and an M.B.A. from the University of Southern California.

   Vivian I. Mumaw. Ms. Mumaw has been the Director of Reporting of the Company since its incorporation and of the Predecessor Partnerships since January 1997. She has been a Senior Vice President in the Corporate Finance Group since November 1998. From January 1994 to December 1996, Ms. Mumaw was a Vice President and the Predecessor Partnership's Controller. Ms. Mumaw joined the Company in 1990. Prior to that time, she worked for Ernst & Young. Ms. Mumaw holds a B.S. in accounting from the Ohio State University and is a Certified Public Accountant.

   Robert S. Orr. Mr. Orr has been Chief Executive Officer of Europe and a member of the Company's Management Executive Committee since March 1999. From 1998 to March 1999, Mr. Orr was European Chief Executive of the JLW Companies. From 1991 to 1998, he served as Country Manager for JLW Germany. Mr. Orr joined the JLW Companies in 1980 and held a number of positions with them in Europe.

   William E. Sullivan. Mr. Sullivan has been Executive Vice President, Chief Financial Officer and Secretary of the Company since its incorporation and a member of the Company's Management Executive Committee since March 1999. Mr. Sullivan served as a Director of the Company from its incorporation until March 1999. He was Executive Vice President and Chief Financial Officer of the Predecessor Partnerships beginning in February 1997. From September 1995 to February 1997, Mr. Sullivan was a Managing Director of the Special Projects Group of the Predecessor Partnerships. From January 1992 to September 1995, Mr. Sullivan was a Senior Vice President of the Special Projects Group. Mr. Sullivan originally joined the Company in 1984. He holds a B.S.B.A. from Georgetown University and an M.M. from Northwestern University.

   Lynn C. Thurber. Ms. Thurber has been the Co-Chief Executive Officer of LaSalle Investment Management, the Company's investment management business, and a member of the Company's Management Executive Committee since March 1999 and was a Director of the Company from its incorporation until March 1999. From April 1997 until March 1999, she was Co-President of LaSalle Advisors Capital Management, Inc. (now known as LaSalle Investment Management, Inc.), an operating subsidiary of the Company. Ms. Thurber was a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, from November 1994 until 1997. Ms. Thurber was Chief Executive Officer of Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") from May 1993 to November 1994, at which time its assets were acquired by the Company. From July 1992 to May 1993, Ms. Thurber served as Chief Operating Officer and Director of Acquisitions of ABKB. Prior to that time, Ms. Thurber was a Principal at Morgan Stanley & Co. Incorporated. She holds an A.B. from Wellesley College and an M.B.A. from Harvard University.

   Kenneth Winterschladen. Mr. Winterschladen has been Chief Executive Officer of Australasia and a member of the Company's Management Executive Committee since March 1999. Previously, he was Chairman and Chief Executive Officer of the JLW Companies in Australia and New Zealand and Joint-Chairman of the JLW Companies in the Pacific region. From 1988 to 1992, Mr. Winterschladen was Managing Director of the JLW Companies' Sydney, Australia office. From 1982 to 1997, he was also National Investment Director for JLW Companies in Australia. Mr. Winterschladen joined the JLW Companies in 1970 and held a number of positions with them in Australasia and the Pacific region. Prior to that time, he was employed with E. Gandy & Son, Chartered Land Agents/Surveyors.

   Executive Officers. The Purchase Agreements and the Amended Bylaws provide that through March 11, 2001, or until earlier removal, disqualification, resignation, retirement, death or incapacity, (i) Mr. Stuart L. Scott will hold the position of Chairman of the Board and Chief Executive Officer of the Company and (ii) Mr. Christopher A. Peacock will hold the position of President, Deputy Chief Executive Officer and Chief Operating Officer of the Company. If at any time during the Transition Period, the position of Chairman of the Board and Chief Executive Officer of the Company or President, Deputy Chief Executive Officer and Chief Operating Officer of the Company becomes vacant, such vacancy will be filled by a majority vote of the entire Board. Through March 11, 2001, the Chairman of the Board and Chief Executive Officer of the Company and President, Deputy Chief Executive Officer and Chief Operating Officer of the Company must be selected from the employees of the Company prior to the Closing (a "LaSalle Partners Employee") and the employees of the JLW Companies prior to the Closing (a "JLW Employee"). During such period, (i) if the office of the Chairman and Chief Executive Officer of the Company is held by a LaSalle Partners Employee, then the office of President, Deputy Chief Executive Officer and Chief Operating Officer of the Company must be held by a JLW Employee and (ii) if the office of Chairman of the Board and Chief Executive Officer of the Company is held by a JLW Employee, then the office of President, Deputy Chief Executive Officer and Chief Operating Officer of the Company must be held by a LaSalle Partners Employee.

   During the Transition Period, the Chairman of the Board and Chief Executive Officer, and the President, Deputy Chief Executive Officer and Chief Operating Officer of the Company may only be removed from office by a majority vote of the entire Board, provided, that neither Mr. Scott nor Mr. Peacock may be removed from such respective positions with or without cause, prior to March 11, 2001, unless such removal is approved by at least two-thirds of the entire Board.

   During the Transition Period, the affirmative vote of at least 75% of the entire Board will be required to alter or amend, or adopt any provision inconsistent with, or repeal, in whole or in part, the articles of the Amended Bylaws containing the foregoing provisions.

Board Committees and Meetings

   The Company has standing Audit, Compensation and Nominating Committees of the Board. During the Transition Period, each standing committee of the Board will be constituted of an equal number of LaSalle Partners Directors (who will be selected by the LaSalle Partners Nominating Committee) and JLW Directors (who will be selected by the JLW Nominating Committee).

   Audit Committee. The Board has established an Audit Committee. Each member of the Audit Committee is required to be independent of management of the Company and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. Messrs. Hartley-Leonard and Walter constituted the Audit Committee during 1998, and Messrs. de Bettignies and Higgs joined the Audit Committee in March 1999. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, including consideration of the range of audit and non-audit fees paid to the independent public accountants, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times in 1998.

   Compensation Committee. The Board has established a Compensation Committee. Messrs. Theobald and Walter constituted the Compensation Committee during 1998, and Messrs. de Bettignies and Higgs joined the

Audit Committee in March 1999. The composition of the Compensation Committee must satisfy the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee reviews and approves the compensation of the Company's executive officers, administers the Company's 1997 Stock Award and Incentive Plan, Employee Stock Purchase Plan and Stock Compensation Program and oversees the Company's compensation programs generally. See "Executive Compensation" below. The Executive Compensation Committee met three times in 1998.

   Ten meetings of the full Board were held in 1998. Each Director who held such position in 1998 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Director served (during the period that he served).

   Nominating Committee. In addition to the duties described under the caption "Election of Directors" and other duties contained in the Amended Bylaws, during the Transition Period, if any LaSalle Partners Director is removed from the Board, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board, the LaSalle Partners Nominating Committee will have the exclusive power to designate a person to fill such vacancy, and if any JLW Director is removed from the Board, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board, the JLW Nominating Committee will have the exclusive authority on behalf of the entire Board to appoint a designee to fill such vacancy, in each case subject to the approval of a majority of the directors then remaining in office.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain information regarding the compensation of Mr. Stuart L. Scott and the other six most highly compensated executive officers of the Company (the "Named Executive Officers") during 1998. The table includes compensation from all sources for services rendered to the Company and its subsidiaries during 1998, 1997 and 1996.

                        SUMMARY COMPENSATION TABLE (1)

                                                                     Long-Term Compensation
                                                                  -----------------------------
                                   Annual Compensation                   Awards         Payouts
                         ---------------------------------------- --------------------- -------
                                                                  Restricted Securities
   Name and Principal                              Other Annual     Stock    Underlying  LTIP      All Other
        Position         Year  Salary   Bonus(2)  Compensation(3)  Award(s)   Options   Payouts Compensation(4)
   ------------------    ---- -------- ---------- --------------- ---------- ---------- ------- ---------------
Stuart L. Scott......... 1998 $360,000 $1,140,000         --         --           --      --       $242,781
Chairman of the Board    1997 $336,000 $  754,589     $11,854        --        75,000     --       $  2,675
of Directors and Chief   1996 $336,000 $  464,000     $11,653        --           --      --       $  2,550
Executive Officer

Robert C. Spoerri....... 1998 $340,000 $1,060,000         --         --           --      --       $    363
Co-Chief Executive
 Officer                 1997 $320,000 $  702,408     $10,110        --        75,000     --       $  2,675
of the Americas          1996 $320,000 $  442,000     $11,284        --           --      --       $  2,550

M.G. Rose............... 1998 $280,000 $  759,000         --         --           --      --       $  2,793
Chief Executive Officer
 of                      1997 $270,000 $  557,280     $ 7,230        --        37,500     --       $  2,200
Global Services
 Management              1996 $270,000 $  541,000     $10,128        --           --      --       $  2,200

Earl E. Webb............ 1998 $220,000 $  853,200         --         --           --      --       $    393
Co-Chief Executive
 Officer                 1997 $220,000 $  490,000     $ 9,867        --        50,000     --       $  2,675
of the Americas          1996 $200,000 $  403,000     $ 8,510        --           --      --       $  2,270

Daniel W. Cummings...... 1998 $260,000 $  540,000         --         --           --      --       $    393
Co-Chief Executive
 Officer of              1997 $260,000 $  584,516     $ 8,862        --        37,500     --       $  2,675
LaSalle Investment
 Management              1996 $260,000 $  352,000     $ 9,897        --           --      --       $  2,550

Lynn C. Thurber......... 1998 $260,000 $  540,000         --         --           --      --       $    363
Co-Chief Executive
 Officer of              1997 $260,000 $  584,516     $ 9,742        --        37,500     --       $  2,675
LaSalle Investment       1996 $260,000 $  352,000     $10,658        --           --      --       $234,842(5)
Management

William E. Sullivan..... 1998 $200,000 $  600,000         --         --           --      --       $278,973
Executive Vice
 President,              1997 $202,500 $  397,502     $ 3,678        --        50,000     --       $  2,200
Chief Financial Officer
 and                     1996 $180,000 $  245,000     $ 7,904        --           --      --       $  3,256
Secretary

--------
(1) Table includes compensation paid by the Company beginning on July 22, 1997 and by the Predecessor Partnerships for the indicated periods prior thereto.
(2) Pursuant to the terms of the Stock Compensation Program (as defined and described below under the caption "Stock Compensation Program"), certain portions of the Named Executive Officers' bonuses were not paid to them in cash but rather were credited to their respective accounts under the Stock Compensation Program. Such credited amounts were used to invest in shares of Common Stock on the terms set forth in the Stock Compensation Program. As explained under the caption "Stock Compensation Program" below, certain employees were given the opportunity not to participate in the Stock Compensation Program for 1998. Of the Named Executive Officers, Messrs. Spoerri, Webb, Cummings and Sullivan and Ms. Thurber elected not to participate. See "Stock Compensation Program" below.
(3) The amounts in this column with respect to 1997 and 1996 reflect "tax gross up" payments made with respect to certain compensation.
(4) The amounts in this column with respect to 1998 reflect premiums paid on life insurance policies ($393 for Messrs. Rose, Webb, Cummings and Sullivan and $363 for Ms. Thurber and Messrs. Scott and Spoerri), contributions by the Company to the Company's Retirement Plan (as defined and described below under the caption "Retirement Plan") ($2,400 for Messrs. Rose and Sullivan), certain relocation expenses ($125,818 for Mr. Scott and $51,112 for Mr. Sullivan), expatriate allowances ($15,722 for Mr. Scott and $184,298 for Mr. Sullivan) and cost of living allowances ($100,878 for Mr. Scott and $40,770 for Mr. Sullivan). The amounts in this column with respect to 1997 reflect premiums paid on life insurance policies ($300 for each Named Executive Officer) and contributions by the Company to the Company's Retirement Plan ($2,375 for each Named Executive Officer other than Mr. Rose and Mr. Sullivan, for whom $1,900 was contributed).
(5) Includes $232,292 with respect to certain relocation expenses.

Option Grants

   During the 1998 fiscal year, no grants of options to purchase Common Stock were made to the Named Executive Officers.

Aggregated Option Exercises in 1998 and Year-End Option Values

   The following table sets forth certain information concerning exercises of options during 1998, and the year-end value of options owned, by each of the Named Executive Officers.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                            YEAR-END OPTION VALUES

                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In-
                                               Options at Fiscal Year-    The-Money Options at
                           Shares                        End               Fiscal Year-End(1)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Stuart L. Scott.........       0         0      56,250       18,750      $362,109     $120,703
Robert C. Spoerri.......       0         0      56,250       18,750      $362,109     $120,703
M.G. Rose...............       0         0      28,125        9,375      $181,055     $ 60,352
Earl. E. Webb...........       0         0      37,500       12,500      $241,406     $ 80,469
Daniel W. Cummings......       0         0      28,125        9,375      $181,055     $ 60,352
Lynn C. Thurber.........       0         0      28,125        9,375      $181,055     $ 60,352
William E. Sullivan.....       0         0      37,500       12,500      $241,406     $ 80,469

--------
(1) The price of the Common Stock at the close of trading on the New York Stock Exchange on December 31, 1998 was $29.4375 per share.

Incentive Compensation

   Professional and management employees, including executive officers, receive a portion of their annual compensation in the form of incentive compensation (i.e., a bonus). Such employees are assigned a target bonus, the payment of which is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. Performance against these standards may lead to receiving more than, or less than, the target bonus. Additionally, bonus payments may vary in a year when the Company's results are above or below the year's business plan. Further information regarding the executive officers' bonuses is set forth below under the caption "Compensation Committee Report on Executive Compensation."

1997 Stock Award and Incentive Plan

   The 1997 Stock Incentive Plan provides for the grant of various types of stock-based compensation to eligible participants. The purpose of the 1997 Stock Incentive Plan is to promote the success of the Company's business in the best interests of its stockholders by providing incentives to those individuals who are or will be responsible for such success.

   The 1997 Stock Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. (S)207), the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Exchange Act. The summary that follows is qualified in its entirety by reference to the actual terms of the 1997 Stock Incentive Plan.

   The 1997 Stock Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and non-qualified stock options. Options granted under the 1997 Stock Incentive Plan may be accompanied by stock appreciation rights or limited stock appreciation rights, or both ("Rights"). Rights may also be granted independently of Options. The 1997 Stock Incentive Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents, performance shares and other stock- and cash-based awards. Pursuant to the 1997 Stock Incentive Plan, certain Options have been and will be granted to non-employee Directors, as more fully described below under the caption "Director Compensation." The 1997 Stock Incentive Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the Plan Administrator. Each award is evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto.

   The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board (sometimes referred to herein as the "Plan Administrator"). Subject to the terms of the 1997 Stock Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards. The plan provides that, unless otherwise determined by the Plan Administrator, in the event of a change in control of the Company (as defined in the 1997 Stock Incentive Plan) awards under the plan will, among other things, become fully vested and valued as provided in the plan.

   On March 11, 1999, the number of shares reserved for issuance under the 1997 Stock Incentive Plan was increased from 2,215,000 to 4,160,000. These shares may be authorized but unissued shares of Common Stock or shares which have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

   Discretionary grants of awards under the 1997 Stock Incentive Plan may be made to any Director (including non-employee Directors), employee or any independent contractor of the Company or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the plan. ISOs, however, may only be granted to employees of the Company and its subsidiaries.

   Options vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements contain provisions regarding the exercise of Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of an award recipient, or upon a change in control of the Company.

   During 1998, the Named Executive Officers received no Options. See "Option Grants" above. The Company's non-employee Directors received Options in 1998 as described below under the caption "Director Compensation."

Employee Stock Purchase Plan

   The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to qualify under Section 423 of the Code. Purchases under the Stock Purchase Plan will occur at the end of each offering period. The first six-month offering period began on January 1, 1998. Thereafter, each offering period is a successive six-month period.

   The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions that may not exceed $21,000 per year. The purchase price of Common Stock available under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock at the beginning or the end of a purchase period, whichever is lower. Unless terminated sooner, the Stock Purchase Plan will terminate 10 years from its effective date. The Board has authority to amend or terminate the Stock Purchase Plan, provided no such action may adversely affect the rights of any participant. This summary of the Stock Purchase Plan is qualified in its entirety by reference to the actual terms of the Stock Purchase Plan.

Stock Compensation Program

   The Predecessor Partnerships maintained a compensation plan for employees whose targeted annual compensation exceeded $100,000 (the "Old Plan Employees"). Under such plan, Old Plan Employees were paid a percentage of their compensation in the form of limited partnership interests in DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (together, the "Employee Partnerships"), the partnerships through which employees owned their interests in the Predecessor Partnerships. The Employee Partnerships contributed their interests in the Predecessor Partnerships to the Company in exchange for shares of Common Stock immediately prior to the initial public offering. The Company has adopted a stock compensation program (the "Stock Compensation Program") designed to continue the equity participation emphasis of the earlier plan and to facilitate compliance with the Company's stock ownership guidelines. Under the Stock Compensation Program, each employee of the Company whose targeted annual compensation equals or exceeds $100,000 (the "New Plan Employees") must apply a specified percentage of his or her annual compensation on a tax-deferred basis toward an investment in shares of Common Stock or, at the election of the employee, for other applications made available by the administrator. No other applications were made available with respect to 1998 compensation, however, employees were allowed to choose not to participate in the program in 1998 to the extent they exercised previously outstanding rights to acquire additional interests in, or repaid indebtedness to, the Employee Partnerships. The total amount credited to a New Plan Employee in Common Stock (the "Allocation") is increased by a percentage (the "Equity Enhancement") sufficient to represent a 15% discount from the fair market value of Common Stock. The number of shares credited in respect of the Allocation and the Equity Enhancement will be based on the fair market value of Common Stock as determined by the administrator of the Stock Compensation Program taking into account the average of the closing prices of the Common Stock on the New York Stock Exchange for a period of twenty consecutive trading days, with the last of these trading days to occur not later than March 31 of the year following the year for which the relevant compensation was earned.

Shares credited to New Plan Employees which are attributable to the Allocation will be fully vested on the date of grant, and shares attributable to the Equity Enhancement will vest on the third anniversary of the date the shares are credited under the Stock Compensation Program. This summary of the Stock Compensation Program is qualified in its entirety by reference to the actual terms of the Stock Compensation Program.

Employee Stock Ownership Guidelines

   The Company has adopted stock ownership guidelines for its executive officers and key employees (the "Covered Employees"). These guidelines require Covered Employees to maintain certain specified levels of stock ownership based on a multiple of their annual compensation levels. Compliance with such guidelines is phased in over two, four or six years, depending on the position of the Covered Employee. Failure to maintain such ownership will disqualify the Covered Employee from participating in the Company's option grant program.

Retirement Plan

   The Company has adopted a retirement plan (the "Retirement Plan") for its full-time employees who have been employed by the Company for at least a year. The Retirement Plan is a qualified plan pursuant to Section 401(k) of the Code. Participants in the Retirement Plan may elect to contribute a portion of their compensation to the Retirement Plan. Company contributions under the Retirement Plan are made through a combination of matching of employee contributions (at a rate of twenty-five cents for each dollar contributed by an employee) and annual contributions on behalf of eligible employees. The Company's total contribution under the Retirement Plan was approximately $1.8 million in 1998. The Company's contributions under the Retirement Plan in 1998 to the Named Executive Officers who participated in the plan were as follows:
Mr. Rose, $2,400; and Mr. Sullivan, $2,400.

Director Compensation

   In 1998, each non-employee Director received an annual retainer of $25,000, plus $1,000 for attendance at each meeting ($500 for special telephonic meetings) of the Board, the Audit Committee or the Compensation Committee. On March 11, 1998, in connection with the closing of the LaSalle/Jones Lang Wootton transaction, the annual retainer for non-employee Directors was increased to $40,000. Directors who are also officers or employees of the Company are not paid any Directors' fees. The Company reimburses all Directors for expenses incurred in attending meetings.

   In connection with the initial public offering, each non-employee Director who became a Director upon the closing of the initial public offering received an initial grant of options to purchase 5,000 shares of Common Stock at an exercise price of $23.00 per share, the initial public offering price. Each non-employee Director elected to the Board for the first time thereafter has received or will receive upon such election an initial grant of options to purchase 5,000 shares of Common Stock at fair market value on the date of grant. In addition, each non-employee Director will receive an annual grant of options to purchase 1,000 shares for each year during such Director's term. All of the foregoing options shall have a 10 year term and shall vest over a 5 year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing grants of options are made automatically under the 1997 Stock Incentive Plan. Each non-employee Director may also elect, under the terms of the 1997 Stock Incentive Plan, to receive, in lieu of the annual cash retainer, an option for a number of shares such that the value of the option, based upon the Black-Scholes Option Pricing Model, is equal to the amount of the annual retainer. Such stock options will be granted on December 31 of the year in which the retainer is earned, have an exercise price equal to fair market value on the date of grant and have an exercise period ending 10 years after the date of grant.

Compensation Committee Interlocks and Insider Participation

   There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers have and will attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

Compensation Committee Report on Executive Compensation

   The Compensation Committee is responsible for the oversight of executive compensation and the Company's compensation programs, including those with respect to stock ownership. Prior to the Company's initial public offering, the Management Committee of the Predecessor Partnerships established and administered compensation and employee ownership programs, including those which became applicable upon completion of the initial public offering. Following the closing of the LaSalle/Jones Lang Wootton transaction, two new members joined the Compensation Committee, Henri-Claude de Bettignies and Derek A. Higgs. This report is presented only by those members of the Compensation Committee serving prior to the closing, as they were the only members to participate in the compensation decisions with respect to 1998. Likewise, this report relates only to compensation of persons who served as executive officers during 1998.

   The Company believes that its employee compensation system is unique in the real estate industry. The system is designed to reward client relationship building, teamwork and quality performance, as well as to foster employee commitment and align employee and stockholder interests. Toward this end, the Company compensates its professionals and managers with salary, bonus and stock ownership programs, rather than on the commission basis which is typical in the industry. The Company's traditional compensation philosophy continued after the initial public offering, with the continuation of existing programs, the adaptation of existing programs to the public company context and the introduction of new programs, and after the closing of the LaSalle/Jones Lang Wootton transaction.

   Annual Compensation. The executive officers, like all of the Company's professionals and managers, are assigned target annual compensation consisting of a salary and target bonus. In general, executive officer target bonuses constitute 60% of target compensation. The executive officers' 1998 salary and target bonuses were set by the Compensation Committee at the beginning of the year. Target bonus levels for executive officers are set to provide compensation levels which are sufficiently competitive to attract and retain high caliber executives. The Company engaged a compensation consultant to prepare an analysis of the Company's levels of executive compensation. In preparing such analysis, the consultant compared the Company's compensation to compensation by other companies, some of which are included in the industry peer group index on the performance graph below. The companies used for this comparison were all publicly traded (because of the availability of information) and were chosen in an attempt to reflect the mix of the Company's businesses, although no particular company's mix of businesses is identical to that of the Company. Because of the limited number of publicly traded real estate services companies, compensation comparisons are not limited to this group.

   As set forth above under the caption "Incentive Compensation," the payment of an employee's bonus is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. For the Chairman and Chief Executive Officer (Mr. Scott), the President and Chief Operating Officer (Mr. Spoerri) and the Executive Vice President and Chief Financial Officer (Mr. Sullivan), the standards upon which they were measured in 1998 fall into two principal categories, financial performance of the Company and performance on individual accountabilities. The executive officers who are heads of business units are also measured on these two standards, as well as on the performance of their respective business units. These categories were applied to 1998 target bonuses in the following percentages approved by the Compensation Committee:

                                        Financial
                                       Performance   Performance     Business
                                         of the     on Individual      Unit
                                         Company   Accountabilities Performance
                                       ----------- ---------------- -----------
      Chairman and Chief Executive
       Officer........................     60%           40%           n.a.
      President and Chief Operating
       Officer........................     60%           40%           n.a.
      Executive Vice President and
       Chief Financial Officer........     40%           60%           n.a.
      Executive Officers who are
       Business Unit Heads............     20%           20%            60%

Based upon an evaluation of performance, a multiplier is set for each category and applied to the appropriate proportion of the target bonus. A multiplier of 1 is applied to the extent performance meets expectations, with a higher multiplier to the extent performance exceeds expectations and a lower multiple to the extent performance is below expectations. The multiplier with respect to financial performance of the Company, which is the same for all executive officers, was 1.94 in 1998 based upon strong financial performance, including year to year growth in pro forma EBITDA per share. Individual accountabilities vary from officer to officer and are intended to concentrate on key matters upon which the particular officer is to focus in addition to the general focus on Company and business unit performance. The Compensation Committee has encouraged management to set goals, to the extent possible, within the individual accountabilities area in a manner which allows objective measurement of performance, including by setting quantitative standards where appropriate. With respect to business unit performance, multipliers are based upon actual performance versus the plan for the unit.

   Messrs. Scott and Spoerri reviewed the performance of each of the other executive officers and presented their recommendations, along with a summary of the basis for the recommendations, with respect to the multipliers, including the financial performance of the Company multiplier, to the Compensation Committee. The Compensation Committee reviewed these recommendations and approved multipliers as recommended or with such modifications as the committee deemed appropriate. With respect to the multipliers applied to the target bonuses for Messrs. Scott and Spoerri, the Compensation Committee was presented with information regarding their performance with respect to each of the relevant matters involved in their respective individual accountabilities.

   Stock Ownership Guidelines and Stock Plans and Programs. As described above under the caption "Employee Stock Ownership Guidelines," the Company has adopted stock ownership guidelines with respect to Covered Employees, including the executive officers. The guidelines are intended to encourage levels of ownership by key employees which properly align their interests with those of the Company's stockholders. For the Chairman and Chief Executive Officer and the President and Chief Operating Officer, the guidelines specify ownership of stock with a value not less than five times annual compensation, with 50% achievement and full achievement called for one year and two years, respectively, from the date of assuming such positions. For the other executive officers, the guidelines specify ownership of stock with a value not less than three times annual compensation, with 50% achievement and full achievement called for two years and four years, respectively, from the date of assuming such position.

   The executive officers are eligible to receive Options and other awards under the 1997 Stock Incentive Plan. In addition to the Options granted to executive officers in connection with the initial public offering, they were granted Options in January 1999, in recognition of performance in 1998, with exercise prices equal to $33.50 per share, the fair market value on the date of grant, and the terms described above under the caption "Option Grants." Ongoing awards under the 1997 Stock Incentive Plan are expected to be made annually to the extent the Company's financial performance is determined to warrant such awards. Additionally, awards are made to new employees as an incentive to join the Company and to other recipients in special situations.

   The Employee Purchase Plan and Stock Compensation Program described above under the captions "Employee Stock Purchase Plan" and "Stock Compensation Program" also provide executive officers, as well as other employees, a means for accumulating the Company's Common Stock. The Stock Purchase Plan provides a means to purchase stock at a 15% discount through regular payroll deductions. The Stock Compensation Program, which applies to all employees with targeted annual compensation equal to or in excess of $100,000, requires that a portion of such employees' annual compensation be used either to purchase Common Stock (with the enhancement described above under the caption "Stock Compensation Program") or for other alternatives made available by the administrator.

   Compensation of Chief Executive Officer. As with all the executive officers, Mr. Scott's 1998 target compensation was established by the Compensation Committee at the beginning of the year. The 1.94 multiplier described above was applied to the 60% of Mr. Scott's target bonus linked to the financial performance of the

Company. With respect to the 40% of Mr. Scott's target bonus linked to performance on individual accountabilities, the Compensation Committee approved a multiplier of 2.37 based upon, among other things, his leadership with respect to the continued global expansion of the Company, particularly in light of the Jones Lang Wootton transaction, his role in the growth of the Management Services business through the acquisition of Compass and the U.S. retail property management business of Lend Lease and his responsibility for maintaining the Company's focus on its principles and long-term objectives. Mr. Scott was awarded Options with respect to 10,000 shares in January 1999, in recognition of performance in 1998, as described above under the caption "Option Grants."

   Certain Tax Matters. Tax laws limit the deduction a publicly-held corporation is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance compensation, cannot be deducted. The Company considers ways to maximize the deductibility of executive compensation but reserves the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible by the Company.

                            Compensation Committee
                              Thomas C. Theobald
                                John R. Walter

Performance Graph

   The following line graph compares the Company's cumulative stockholder return on its Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and an industry peer group index ("Custom Industry Index") from July 17, 1997 (the time or the Company's initial public offering) to December 31, 1998. The Custom Industry Index is composed of the following other publicly traded real estate services companies: CB Richard Ellis, Inc., Grubb & Ellis Company, Insignia Financial Group, Inc. and Trammell Crow Company. The graph assumes the investment of $100 in the Company and each of the indices on July 17, 1997 and the reinvestment of all dividends. The return shown on the graph is not necessarily indicative of future performance.

                       [PERFORMANCE GRAPH APPEARS HERE]

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Messrs. Scott, Spoerri, Rose and Cummings, as well as an entity affiliated with Mr. Scott, are limited partners of Diverse Real Estate Holdings Limited Partnership ("Diverse"). An entity affiliated with Mr. Spoerri is a general partner of Diverse. Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate development ventures. Prior to January 1, 1992, the Company earned fees for providing development advisory services to Diverse as well as fees for the provision of administrative services. Effective January 1, 1992, the Company discontinued charging fees to Diverse for these services. At the end of 1998, the total receivable due from Diverse in connection with such fees and interest thereon was $1.7 million. In 1992, Diverse began the process of discontinuing its operations and disposing of its assets. In 1998, Diverse made no payments to reduce the receivable due to the Company, however, it did make a payment of $.5 million in 1999. Messrs. Scott, Spoerri, Rose and Cummings directly hold an approximately 13.4%, 2.5%, 2.8% and .4% partnership interest in Diverse, respectively. In addition, the Stuart Scott Trust and Lakewood Equities, entities affiliated with Messrs. Scott and Spoerri, have a 6.4% and .8% partnership interest in Diverse, respectively. Diverse did not make distributions to its partners in 1998.

   In addition, the Company provides property management and leasing services to properties in which Diverse has an ownership interest. At the end of 1998, the total receivable due from these properties was $.5 million. The Company earned $.7 million in fees from these properties in 1998. The Company believes that the services provided to properties in which Diverse has an ownership interest are on terms no more favorable than those given to unaffiliated persons.

   The Company continues to provide certain administrative services to the Employee Partnerships for which the Company is not reimbursed. The Company estimates the value of the services provided to the Employee Partnerships in 1998 at approximately $.4 million.

   The Company provides property management and leasing and investment management services to The Dai-ichi Mutual Life Insurance Company, a significant beneficial owner (indirectly through various entities) of Common Stock of the Company, and its affiliates ("Dai-ichi"). The Company earned $7.4 million in fees from Dai-ichi in 1998 with respect to such services. At the end of 1998, the Company had receivables of $1.6 million due from Dai-ichi with respect to such services. The Company believes that the services provided to Dai-ichi and its affiliates are on terms no more favorable to Dai-ichi than those available to unaffiliated persons.

   In connection with the transactions pursuant to which the interests in the Predecessor Partnerships were contributed to the Company and the acquisition of The Galbreath Company, the Company granted certain registration rights to certain Dai-ichi affiliates, the Employee Partnerships and Galbreath Holdings, LLC with respect to the shares of Common Stock issued to them in exchange for such contributions. The Employee Partnerships were liquidated in 1998. The Directors and executive officers who are parties to the Stockholder Agreements and the DEL Stockholder Agreements may be given the right to register shares of Common Stock which they hold in accordance with those Agreements.

   From time to time, Directors and executive officers are given an opportunity to invest in investment vehicles managed by subsidiaries of the Company on the same terms as other unaffiliated investors. Additionally, executive officers and other employees have been, and in the future may be, allowed to acquire small interests in certain investment vehicles in order that these vehicles can satisfy certain tax requirements.

                              SECURITY OWNERSHIP

   The following table sets forth certain information concerning the beneficial ownership of the Common Stock, which are the only outstanding voting securities and equity securities of the Company, as of March 15, 1999 (except where otherwise noted) by: (i) each Director of the Company; (ii) each of the Named Executive Officers; (iii) the Directors and executive officers of the Company as a group; and (iv) each person who is known to the Company to have been the beneficial owner of more than five percent of the Common Stock. On March 15, 1999, there were 30,558,432 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

                                                                Shares of
                                                              Common Stock
                                                           Beneficially Owned
                                                           ---------------------
      Names (1)                                              Number    Percent
      ---------                                            ----------- ---------
      The Dai-ichi Mutual Life Insurance Company (2)......   2,199,162     7.2%
      Stuart L. Scott (3)(4)..............................     767,649     2.5%
      Christopher A. Peacock..............................     160,947       *
      Michael J. Smith (3)................................     111,262       *
      Daniel W. Cummings (3)(5)...........................     210,088       *
      Henri-Claude de Bettignies..........................         --        *
      Darryl Hartley-Leonard (6)..........................      19,456       *
      Derek A. Higgs......................................         --        *
      Peter H. T. Lee (3).................................     207,414       *
      David K.P. Li.......................................         --        *
      Clive J. Pickford...................................     160,947       *
      M.G. Rose (7).......................................     447,880     1.5%
      Robert C. Spoerri (3)(8)............................     567,540     1.9%
      William E. Sullivan (9).............................     114,532       *
      Thomas C. Theobald (10).............................      25,326       *
      Lynn C. Thurber (3) (11)............................     161,978       *
      John R. Walter (12).................................      26,956       *
      Earl E. Webb (3)(13)................................     135,382       *
      All Directors and executive officers as a group (25
       persons) (14)......................................   3,985,184    12.9%

--------
    *Less than 1%.
 (1) Unless otherwise indicated, the address of each person or entity is c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.
 (2) Information with respect to beneficial ownership of The Dai-ichi Mutual Life Insurance Company is included herein in reliance on a Schedule 13G, dated February 10, 1998, filed with the SEC reporting ownership as of December 31, 1997. According to the Schedule 13G, The Dai-ichi Mutual Life Insurance Company owns 100% of the outstanding shares of capital stock of Dai-ichi Life Property Holdings, Inc., which in turn owns 100% of the outstanding shares of capital stock of Dai-ichi Life Investment Properties, Inc., which in turn owns 100% of the outstanding shares of capital stock of DSA-LSPL, Inc. and DSA-LSAM, Inc. DSA-LSPL, Inc. owns directly 1,869,288 shares of Common Stock, and DSA-LSAM, Inc.

    owns directly 329,874 shares of Common Stock. The address of The Dai-ichi Mutual Life Insurance Company is 13-1 Yurakucho, 1-chome, Tokyo, Japan 100.
 (3) Shares are owned directly and by corporations of which the reporting person, or the reporting person and the reporting person's spouse, is the sole stockholder.
 (4) Includes 56,250 shares which Mr. Scott had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
 (5) Includes 28,125 shares which Mr. Cummings had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
 (6) Mr. Hartley-Leonard holds 5,000 shares of Common Stock directly and 12,077 shares of Common Stock through an IRA trust. The shares shown also include 2,379 shares which Mr. Hartley-Leonard had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
 (7) Includes 28,125 shares which Mr. Rose had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
 (8) Includes 56,250 shares which Mr. Spoerri had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
 (9) Includes 37,500 shares which Mr. Sullivan had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date. Children of Mr. Sullivan own 400 shares of Common Stock. Mr. Sullivan disclaims beneficial ownership of the shares of Common Stock owned by his children.
(10) Includes 2,379 shares which Mr. Theobald had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
(11) Includes 28,125 shares which Ms. Thurber had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
(12) Mr. Walter holds 24,577 shares of Common Stock as trustee of a trust for the benefit of himself, his spouse and others. The shares shown also include 2,379 shares which Mr. Walter had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
(13) Includes 37,500 shares which Mr. Webb had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 15, 1999 or which would become exercisable within 60 days of that date.
(14) See footnotes (3) through (13) above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's Directors, certain of the Company's officers and beneficial owners of more than 10 percent of the Company's outstanding Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and to send copies of such reports to the Company. Based solely upon a review of such reports and amendments thereto furnished to the Company and upon written representations of certain of such persons regarding their ownership of Common Stock, the Company believes that no such person failed to file any such report on a timely basis during 1998.

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board, with the recommendation of the Audit Committee, has appointed the firm of KPMG LLP as the Company's independent auditors for 1999. A proposal to ratify this appointment will be presented at the Annual Meeting.

   Each valid proxy returned to the Company will be voted for the ratification of the appointment of KPMG LLP as the Company's independent auditors for 1999 unless the proxy specifies otherwise. The Board recommends that stockholders vote for ratification of such appointment. The Board retains the right to appoint substitute independent auditors at any time during 1999 for any reason whatsoever upon the recommendation of the Audit Committee.

   The Company expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the year 2000 Annual Meeting and included in the Company's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by December 4, 1999. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices by February 3, 2000. The Amended Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Amended Bylaws, not later than February 3, 2000 and not earlier than January 4, 2000.

                          PROXY SOLICITATION EXPENSE

   The proxies being solicited by this Proxy Statement are being solicited by the Board of the Company. Proxies may be solicited by officers, Directors and regular employees of the Company, none of whom will receive any compensation other than their regular compensation. The Company has retained Morrow & Co., Inc. to aid in the solicitation. For these services, the Company will pay Morrow & Co., Inc. a fee of $3,500 and reimburse it for certain out-of-pocket disbursements and expenses. Solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will, upon request, pay persons holding shares of Common Stock in their names or the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owners. All of the costs of the solicitation of proxies will be paid by the Company.

PROXY                                                                      PROXY

                        JONES LANG LASALLE INCORPORATED

              Proxy Solicited on Behalf of The Board of Directors
             For The Annual Meeting of Stockholders -- May 3, 1999

     The undersigned hereby appoints Stuart L. Scott, Christopher A. Peacock and William E. Sullivan, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of Jones Lang LaSalle Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders to be held on May 3, 1999, or at any adjournment or postponement thereof.

     This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all the nominees and FOR Proposal Number 2.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------




                       [Logo of Jones Lang LaSalle/SM/]

                        JONES LANG LASALLE INCORPORATED
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

[                                                                              ]

1.   Election of Directors:
     Nominees: Henri-Claude de Bettignies,       For     Withhold     For All
     Derek A. Higgs, Peter H. T. Lee,            All       All        Except
     David K. P. Li, Christopher A. Peacock,     [_]       [_]         [_]
     Clive J. Pickford, Stuart L. Scott,
     Michael J. Smith, John R. Walter and
     Earl E. Webb


     ---------------------------------------
     (Except nominee(s) written above.)

2.   Ratification of the appointment of          For     Against     Abstain
     KPMG LLP as independent auditors for        [_]       [_]         [_]
     1999.

3. To vote upon any other matters that may properly be presented at the meeting according to their best judgment and in their discretion.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.


                                                  Dated:                  , 1999
                                                         -----------------

                                       Signature(s)
                                                    ----------------------------

                                       -----------------------------------------
                                       Please sign exactly as your name appears.
                                       If signing as attorney, executor,
                                       administrator, trustee or guardian or an officer of a corporation or other entity, please give full title. If shares are held jointly, both owners must sign.

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .

                            YOUR VOTE IS IMPORTANT.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.